Sabra Health Care REIT, Inc. Enters Into Agreement to Sell Forest Park Medical Center - Frisco

IRVINE, CA, February 10, 2016 (Globe Newswire) - Sabra Health Care REIT, Inc. (NASDAQ: SBRA) (NASDAQ: SBRAP) announced today that it has entered into an agreement to sell its Forest Park Medical Center - Frisco hospital (“Frisco Hospital”).

On February 9, 2016, Sabra and Forest Park Medical Center at Frisco, LLC (“Frisco Operator”) agreed to sell their respective interests in the Frisco Hospital to Columbia Medical Center of Plano Subsidiary, L.P. , a subsidiary of HCA Holdings, Inc. (“HCA”) for a total cash purchase price of $96.25 million, less the assumption of certain capital lease obligations of approximately $7.3 million. The sales are subject to certain closing conditions, including bankruptcy court and other regulatory approvals and are expected to close by March 31, 2016. A bankruptcy court hearing is scheduled for February 18, 2016 to approve the sales.

Sabra expects to receive net proceeds in connection with the sale of the Frisco Hospital (including proceeds it expects to realize on collateral it anticipates receiving from the Frisco Operator in connection with resolution of the outstanding balance on the Frisco Operator’s debtor in possession loan from Sabra) of between $89.1 million and $94.1 million. Accordingly, Sabra expects to recognize a loss in the first quarter of 2016 of $30.0 million to $35.0 million on its investments in the Frisco Hospital and the debtor-in-possession loan, before consideration of the approximately $21.3 million in guarantees from the owners of the Frisco Operator.

Commenting on the agreement to sell the Frisco Hospital, Rick Matros, CEO and Chairman, said, “We are pleased to be able to move forward and focus on building the company as we have these last 5 years, Forest Park notwithstanding. The expected range of loss is consistent with our discussion of a potential sale scenario during our last earnings call. In addition to putting this behind us, we will utilize the net proceeds from this sale to reduce leverage by paying down our revolving credit facility. We also look forward to resolution on Fort Worth and Dallas. Given our first lien collateral position in those debt investments relative to the estimated property valuations, our investment in those two assets is more secure than the Frisco Hospital, which we owned. We expect to provide an update on the status of those two debt investments as soon as we have information ready to publicly disseminate. We anticipate utilizing the proceeds from the resolution of those investments to make additional payments under our revolving credit facility or to fund additional investments.”

ABOUT SABRA
Sabra Health Care REIT, Inc. (NASDAQ: SBRA) (NASDAQ: SBRAP), a Maryland corporation, operates as a self-administered, self-managed real estate investment trust (a "REIT") that, through its subsidiaries, owns and invests in real estate serving the healthcare industry. Sabra leases properties to tenants and operators throughout the United States and Canada.

FORWARD-LOOKING STATEMENTS SAFE HARBOR
This release contains "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified, without limitation, by the use of "expects," "believes," "intends," "should" or comparable terms or the negative thereof. Forward-looking statements in this release include all statements regarding our expectations concerning the Frisco Hospital and debtor-in-possession loan, including our expectations regarding the timing of closing of the sale, the amount of and our use of net proceeds from such sale, the amount of our related loss, and our expectations concerning the resolution of the Fort Worth and Dallas investments and use of proceeds therefrom.
Our actual results may differ materially from those projected or contemplated by our forward-looking statements as a result of various factors, including among others, the following: our dependence on Genesis Healthcare, Inc. and certain wholly owned subsidiaries of Holiday AL Holdings LP until we are able to further diversify our portfolio; our dependence on the operating success of our tenants; the significant amount of and our ability to service our indebtedness; covenants in our debt agreements that may restrict our ability to pay dividends, make investments, incur additional indebtedness and refinance indebtedness on favorable terms; increases in market interest rates; changes in foreign currency exchange rates; our ability to raise capital through equity and debt financings; the impact of required regulatory approvals of transfers of healthcare properties; the effect of increasing healthcare regulation and enforcement on our tenants and the dependence of our tenants on reimbursement from governmental and other third-party payors; the relatively illiquid nature of real estate investments; competitive conditions in our industry; the loss of key management personnel or other employees; the impact of litigation and rising insurance costs on the business of our tenants; the effect of our tenants declaring bankruptcy or becoming insolvent; uninsured or underinsured losses affecting our properties and the possibility of environmental compliance costs and liabilities; the ownership limits and anti-takeover defenses in our governing documents and Maryland law, which may restrict change of control or business combination opportunities; the impact of a failure or security breach of information technology in our operations; our ability to find replacement tenants and the impact of unforeseen costs in acquiring new properties; our ability to maintain our status as a REIT; compliance with REIT requirements and certain tax and tax regulatory matters related to our status as a REIT; and other factors discussed from time to time in our news releases, public statements and/or filings with the Securities and Exchange Commission (the "SEC"), especially the "Risk Factors" sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q. We do not intend, and we undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, unless required by law to do so.

Contact: Investor & Media Inquiries: (949) 679-0410

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